UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2020

LOGICBIO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38707	47-1514975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue, 2nd Floor Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 245-0399

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LOGC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 2, 2020, Kyle Chiang, Ph.D., age 41, was promoted to Chief Operating Officer of LogicBio Therapeutics, Inc. (the “Company”). Prior to his promotion, Dr. Chiang served as Vice President, Product Strategy of the Company since February 2019. Previously, Dr. Chiang was the Company’s Vice President, Portfolio Management & Operations from February 2018 to February 2019 and Director, Translational Sciences from October 2016 to February 2018. From April 2009 until October 2016, Dr. Chiang held roles of increasing responsibility, most recently as Associate Director, Clinical Sciences and Program Lead at aTyr Pharma, a biotechnology company. Dr. Chiang received his B.S. in biochemistry and cell biology from the University of California, San Diego and his Ph.D. in macromolecular cellular structure and chemistry from The Scripps Research Institute.

Dr. Chiang will receive an annual base salary of $350,000. For 2020, Dr. Chiang will be eligible to receive a target bonus of 30% of his base salary. Starting January 1, 2021, Dr. Chiang will be eligible to receive a target bonus of 40% of his base salary. In connection with his promotion. Dr. Chiang will also receive stock options to purchase 85,000 shares of the Company’s common stock under the Company’s 2018 Equity Incentive Plan. The stock options will vest over four years from the date of grant, with 25% of such options vesting on the first anniversary of the date of grant and the remainder vesting on a pro-rata monthly basis over the remaining three years, subject to Dr. Chiang’s continued service through the applicable vesting date.

If Dr. Chiang’s employment is terminated by us other than for cause and other than due to his death or disability or if Dr. Chiang resigns for good reason, he will be entitled to receive base salary continuation for six months, an amount in cash equal to .5 times his target annual bonus, payable in installments over six months, and reimbursement of COBRA premiums for up to three months. If his employment terminates under such circumstances within 24 months following a change of control, Dr. Chiang will be entitled to receive a lump sum payment equal to nine months’ base salary, an amount in cash equal to the monthly COBRA premium he would be required to pay to continue group health coverage for six months, and accelerated vesting of all of his then outstanding and unvested equity and equity-based awards (with any performance-vesting awards vesting at target). All of the foregoing severance benefits are conditioned upon Dr. Chiang’s execution of a separation agreement and an effective release of claims and his compliance with certain restrictive covenants.

On October 30, 2020, Seokho Bryan Yoon, Esq., the Chief Administrative Officer, General Counsel and Corporate Secretary and a named executive officer of the Company, submitted his resignation. Mr. Yoon’s resignation will be effective on November 6, 2020. Mr. Yoon will consult with the Company over the next several months to ensure a smooth transition.

Item 7.01	Regulation FD.

On November 3, 2020, the Company announced in a press release that (i) Mariana Nacht, Ph.D., is expected to join the Company as its Chief Scientific Officer, effective November 30, 2020; (ii) Dr. Chiang was promoted to Chief Operating Officer; and (iii) Mr. Yoon would be departing from his service of the Company. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by LogicBio Therapeutics, Inc. on November 3, 2020.

104	Cover Page Interactive Data File (embedded with Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOGICBIO THERAPEUTICS, INC.

By:	/s/ Bryan Yoon
Bryan Yoon
Chief Administrative Officer and General Counsel

Date: November 3, 2020